Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated November 2, 2006)	Registration Number 333-137994

5,748,091 Shares

INSITE VISION INCORPORATED
Common Stock, par value $0.01 per share

 This Prospectus Supplement No. 1 supplements our prospectus dated November 2, 2006 relating to the offer and sale from time to time of our common stock by certain selling stockholders. We will not receive any of the proceeds from the sale of the shares of our common stock being sold by the selling stockholders.

This Prospectus Supplement No. 1 should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This Prospectus Supplement No. 1 is qualified in its entirety by reference to the prospectus, except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the prospectus.

On April 3, 2007, Figaro Investments Ltd. (“Figaro”) transferred 23,300 shares of the Company’s common stock to Wellington Management Portfolios (Luxembourg) Global Contrarian Equity Portfolio (the “Wellington Fund”). In addition, on January 29, 2008, Figaro transferred a warrant to purchase 4,660 shares of the Company’s common stock to the Wellington Fund. Accordingly, the table under the caption “Selling Stockholders” beginning on page 18 of the prospectus is hereby amended by (i) deleting the information in the table that relates to Figaro and (ii) adding the Wellington Fund as set forth in the table entitled “Additional Selling Stockholder” below.

We prepared the tables based on information provided to us on or prior to January 31, 2008 by or on behalf of the selling stockholders identified below. Information about the selling stockholders may change over time. For example, since the date on which a selling stockholder provided this information to us, it may have transferred all or a portion of its shares. Based on information provided by or on behalf of the selling stockholders, none of the selling stockholders identified below has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be deemed to be "underwriters," within the meaning of the Securities Act, with respect to the securities it sells pursuant to the prospectus. To our knowledge, neither of the selling stockholders identified below is a registered broker-dealer or an affiliate of a registered broker-dealer.

ADDITIONAL SELLING STOCKHOLDERS
	Number of Shares of Common Stock Beneficially Owned Prior to this Offering (1)		Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common Stock Beneficially Owned After the Offering (3)
	Number	Percent	Number	Number	Percent
Wellington Management Portfolios (Luxembourg) Global Contrarian Equity Portfolio (2)	27,960	*	27,960	0	*

*Less than one percent.

(1)	“Prior to this Offering” means prior to the offering by the selling stockholders of the securities registered under this prospectus for resale.
(2)
Includes 4,660 shares of common stock issuable within 60 days of January 31, 2008 upon the exercise of warrants of the Registrant. Wellington Management Company, LLP (“WMC”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. WMC, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(3)
Assumes that the selling stockholders will sell all of their shares of common stock available for sale during the effectiveness of the registration statement that includes this prospectus, and will continue to beneficially own any other shares they beneficially own. The selling stockholders are not required to sell their shares.

The shares of our common stock offered under this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 3 of the prospectus to read about important factors you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is February 5, 2008.